EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2021

		PERCENTAGE OWNED
		BY NEOGEN
	WHERE INCORPORATED	CORPORATION
Acumedia Manufacturers, Inc.	Michigan, U.S.	100%
Chem-Tech, Ltd.	Michigan, U.S.	100%
GeneSeek, Inc.	Nebraska, U.S.	100%
Hacco, Inc.	Michigan, U.S.	100%
Megazyme, Inc.	Delaware, U.S.	100%
Megazyme, IP	Ireland	100%
Megazyme, Ltd.	Ireland	100%
Neogen Argentina S.A.	Argentina	100%
Neogen Australasia Pty Limited	Australia	100%
Neogen Canada	Canada	100%
Neogen Chile SpA	Chile	100%
Neogen do Brasil Productos Para Labratories LTDA.	Brazil	100%
Neogen Europe Limited	Scotland, United Kingdom	100%
Neogen Guatemala S.A.	Guatemala	100%
Neogen Ireland	Ireland	100%
Neogen Italia S.r.l.	Italy	100%
Neogen Latinoamerica S.A.P.I. DE C.V.	Mexico	100%
Neogen Bio-Scientific Technology (Shanghai) Co., Ltd.	China	100%
Neogen Food and Animal Security (India) PVT, LTD	India	100%
Neogen Properties, LLC II	Michigan, U.S.	100%
Neogen Properties, LLC III	Michigan, U.S.	100%
Neogen Properties, LLC V	Michigan, U.S.	100%
Neogen Properties, LLC VI	Michigan, U.S.	100%
Neogen Properties, LLC VII	Nebraska, U.S.	100%
Neogen Uruguay S.A.	Uruguay	100%
Preserve International	Nevada, U.S.	100%
Quat-Chem, Ltd.	England, United Kingdom	100%
Rogama Industria Comercio Ltda.	Brazil	100%

All subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.